PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)


                               OMNICOM GROUP INC.
                         219,205 Shares of Common Stock
                                ($.15 Par Value)

                                   ----------

      This document supplements the Prospectus dated January 28, 1998 relating to 219,205 shares of Common Stock, par value $.15 per share (the "Common Stock") of the Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of Omnicom Canada Inc. ("OCI"), a corporation incorporated under the laws of Ontario, originally issued in a private offering in Canada by Palmer Jarvis Inc. (now amalgamated into OCI) and the Company. The shares of Common Stock offered hereby were initially acquired upon exchange of the Exchangeable Shares in a private offering in Canada. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On January 23, 2001 the closing price of the Common Stock as reported on the New York Stock Exchange was $89.69 per share. The Common Stock is traded under the symbol "OMC."

      None of the Selling Shareholders owns in excess of 1% of the Common Stock of the Company and since the Selling Shareholders may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by each Selling Shareholder upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common
Stock:

                                                        Amount of Shares               Amount of
                                                       Beneficially Owned            Shares to be
          Name of Selling Shareholder(s)             as of January 23, 2001        Offered for Sale
          ------------------------------           ---------------------------   --------------------
          Colin Ferguson                                       784                         784
          Helene Bernadette Leggatt                          2,131                       2,131
          John Peter Leggatt                                 1,369                       1,369
          Frank William Palmer                              22,791(1)                    3,000

(1) Includes 19,791 shares of Common Stock which Frank William Palmer has the right to acquire upon the exchange of 19,791 Exchangeable Shares.

      Except for the purchase of the shares of Common Stock and Frank William Palmer's position with OCI, the Selling Shareholders have not had a material relationship with the Company or any of its affiliates within the past three years.




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      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------


           The date of this Prospectus Supplement is January 26, 2001.